July 2024

Pricing Supplement No. 2,977

Registration Statement Nos. 333-275587; 333-275587-01
Dated July 22, 2024
Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, investors will receive a payment on the securities that reflects both a bond allocation component and an equity allocation component. The bond allocation is a portion of the stated principal amount that accrues interest daily and is paid on the related coupon payment dates (unless the bond allocation has been reduced to zero). The equity allocation is the remaining portion of the stated principal amount that provides exposure to the underlying shares. The securities will initially be allocated 60% to the bond allocation and 40% to the equity allocation. However, if the determination closing price of the underlying shares declines from the initial share price so that it is less than one of the three specified trigger levels on any trading day, the bond allocation will be decreased, and the equity allocation will be increased, 20% for each trigger breached. At maturity, the equity allocation will reflect exposure to the performance of the underlying shares (measured as of the valuation date) from the initial share price, in the case of the initial 40% equity allocation, and from the relevant trigger level, in the case of any increase in the equity allocation that results from a trigger event. If the final share price has decreased below the initial share price, the payment at maturity may be less, and may be significantly less, than the stated principal amount of the securities. Investors may lose their entire initial investment in the securities. The securities are for investors who seek a return based on the performance of the underlying shares and who are willing to risk their principal in exchange for the economic exposure provided by the securities. The securities are issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying shares:	Invesco QQQ TrustSM (the “Fund”)
Aggregate principal amount:	$500,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July 22, 2024
Original issue date:	July 25, 2024 (3 business days after the pricing date)
Maturity date:	July 23, 2026
Trigger event:

Any of trigger event 1, trigger event 2 or trigger event 3. Each given trigger event may occur only once, and a trigger event will be deemed to have occurred as of any trading day if it has occurred on that trading day or on any prior trading day.

Trigger event 1:	Trigger event 1 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 1
Trigger event 2:	Trigger event 2 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 2
Trigger event 3:	Trigger event 3 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 3
Coupon payment:

For each observation period, a coupon will accrue on each calendar day on the bond allocation for that calendar day at a rate of 5.40% per annum. The coupon payment on each coupon payment date will be equal to:

The total of [(i) (accrual period × bond allocation for that accrual period) × (ii) 5.40% × (iii) 1/360] added together for each accrual period within the corresponding observation period

Payment at maturity:

Investors will receive on the maturity date, in addition to any final coupon payment, a payment at maturity determined as follows:

●If a trigger event HAS NOT occurred on any trading day from but excluding the pricing date to and including the valuation date: $600 + [$400 + ($400 × initial share percent change)]

●If trigger event 1 has occurred but trigger events 2 and 3 have not occurred on any trading day from but excluding the pricing date to and including the valuation date: $400 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)]

●If trigger events 1 and 2 have occurred but trigger event 3 has not occurred on any trading day from but excluding the pricing date to and including the valuation date: $200 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)]

●If trigger events 1, 2 and 3 have occurred on any trading day from but excluding the pricing date to and including the valuation date: [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)] + [$200 + ($200 × trigger 3 share percent change)]

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$988.10 per security. See “Investment Summary” on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$5(1)
		$1(2)	$994
Total	$500,000	$3,000	$497,000

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a sales commission of up to $5 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)Reflects a structuring fee payable to selected dealers by the agent or its affiliates of $1 for each security.

(3)See “Use of proceeds and hedging” on page 28.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 12.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this pricing supplement together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this pricing supplement.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2023

Index Supplement dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Terms continued from previous page:
Initial share price:	$482.32, which is the closing price of the underlying shares on the pricing date
Final share price:	The closing price of the underlying shares on the valuation date times the adjustment factor on such day
Trigger 1:	$458.204, which is 95% of the initial share price
Trigger 2:	$434.088, which is 90% of the initial share price
Trigger 3:	$409.972, which is 85% of the initial share price
Determination closing price:	On any trading day, the closing price of the underlying shares on such day times the adjustment factor on such day
Bond allocation:

For each trading day: the bond allocation will be determined as follows:

●If a trigger event has not occurred: 60% of the stated principal amount

●If trigger event 1 has occurred but trigger events 2 and 3 have not occurred: 40% of the stated principal amount

●If trigger events 1 and 2 have occurred but trigger event 3 has not occurred: 20% of the stated principal amount

●If trigger events 1, 2 and 3 have occurred: 0% of the stated principal amount

Initial share percent change:	(final share price – initial share price) / initial share price
Trigger 1 share percent change:	(final share price – trigger 1) / trigger 1
Trigger 2 share percent change:	(final share price – trigger 2) / trigger 2
Trigger 3 share percent change:	(final share price – trigger 3) / trigger 3
Valuation date:	July 20, 2026, subject to postponement due to non-trading days and certain market disruption events. See “Postponement of the valuation date” below.
Coupon payment dates:

Quarterly, on October 24, 2024, January 24, 2025, April 24, 2025, July 24, 2025, October 23, 2025, January 23, 2026, April 23, 2026 and the maturity date; provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day, and no adjustment will be made to any coupon payment made on that succeeding business day.

Observation period:

Each observation period will consist of each trading day from and including an observation period end-date to but excluding the following observation period end-date, provided that the first observation period will consist of each trading day from and including the pricing date to but excluding the first observation period end-date.

Accrual period:

Each accrual period is the number of calendar days from and including an observation period end-date to but excluding the following observation period end-date, provided that if a trigger event has occurred on or prior to an observation period end-date, the accrual period will be the number of calendar days from and including an observation period end-date to but excluding the relevant trigger date. Following the occurrence of a trigger event, the following accrual period is the number of calendar days from and including the trigger date to but excluding the following observation period end-date, provided that if another trigger event has occurred on or prior to the following observation period end-date, the accrual period will be the number of calendar days from and including the trigger date to but excluding the following trigger date. The first accrual period will consist of each calendar day from and including the pricing date to but excluding the first observation period end-date or, if applicable, the trigger date.

Trigger date:	Any trading day on which a trigger event occurs
Observation period end-dates:	Quarterly, as set forth under “Observation Period End-Dates and Coupon Payment Dates” below
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP / ISIN:	61776MZG3 / US61776MZG31
Listing:	The securities will not be listed on any securities exchange.

Observation Period End-Dates and Coupon Payment Dates

Observation Period End-Dates	Coupon Payment Dates
October 21, 2024	October 24, 2024
January 21, 2025	January 24, 2025
April 21, 2025	April 24, 2025
July 21, 2025	July 24, 2025
October 20, 2025	October 23, 2025
January 20, 2026	January 23, 2026
April 20, 2026	April 23, 2026
July 20, 2026 (valuation date)	July 23, 2026 (maturity date)

July 2024 Page 2

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Investment Summary

Securities

Principal at Risk Securities

The Securities due July 23, 2026, Linked to the Invesco QQQ TrustSM, which we refer to as the securities, provide an opportunity for investors to receive a payment on the securities that reflects both a bond allocation component and an equity allocation component. The bond allocation is a portion of the stated principal amount that accrues interest daily and is paid on the related coupon payment dates (unless the bond allocation has been reduced to zero). The equity allocation is the remaining portion of the stated principal amount that provides exposure to the underlying shares. The securities will initially be allocated 60% to the bond allocation and 40% to the equity allocation. However, if the determination closing price of the underlying shares declines from the initial share price so that it is less than one of the three specified trigger levels on any trading day, the bond allocation will be decreased, and the equity allocation will be increased, 20% for each trigger breached. At maturity, the equity allocation will reflect exposure to the performance of the underlying shares (measured as of the valuation date) from the initial share price, in the case of the initial 40% equity allocation, and from the relevant trigger level, in the case of any increase in the equity allocation that results from a trigger event. If the final share price has decreased below the initial share price, the payment at maturity may be less, and may be significantly less, than the stated principal amount of the securities. Investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Coupon payment:

For each observation period, a coupon will accrue on each calendar day on the bond allocation for that calendar day at a rate of 5.40% per annum. The coupon payment on each coupon payment date will be equal to:

The total of [(i) (accrual period × bond allocation for that accrual period) × (ii) 5.40% × (iii) 1/360] added together for each accrual period within the corresponding observation period

Payment at maturity:

Investors will receive on the maturity date a payment at maturity determined as follows:

If a trigger event HAS NOT occurred on any trading day from but excluding the pricing date to and including the valuation date:

$600 + [$400 + ($400 × initial share percent change)]

If trigger event 1 has occurred but trigger events 2 and 3 have not occurred on any trading day from but excluding the pricing date to and including the valuation date:

$400 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)]

If trigger events 1 and 2 have occurred but trigger event 3 has not occurred on any trading day from but excluding the pricing date to and including the valuation date:

$200 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)]

If trigger events 1, 2 and 3 have occurred on any trading day from but excluding the pricing date to and including the valuation date:

[$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)] + [$200 + ($200 × trigger 3 share percent change)]

July 2024 Page 3

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $988.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying shares. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying shares, instruments based on the underlying shares, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the coupon rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

July 2024 Page 4

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Key Investment Rationale

The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, investors will receive a payment on the securities that reflects both a bond allocation component and an equity allocation component. The securities have been designed for investors who seek an opportunity to earn a return based on the performance of the underlying shares and who are willing to risk their principal in exchange for the economic exposure provided by the securities. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity are calculated, and do not attempt to demonstrate every situation that may occur. If the final share price has decreased below the initial share price, the payment at maturity may be less, and may be significantly less, than the stated principal amount of the securities. Investors may lose their entire initial investment in the securities.

Trigger event:

Any of trigger event 1, trigger event 2 or trigger event 3. Each given trigger event may occur only once, and a trigger event will be deemed to have occurred as of any trading day if it has occurred on that trading day or on any prior trading day.

Trigger event 1 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 1.

Trigger event 2 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 2.

Trigger event 3 occurs if, on any trading day from but excluding the pricing date to and including the valuation date, the determination closing price of the underlying shares is less than trigger 3.

Coupon payment:

For each observation period, a coupon will accrue on each calendar day on the bond allocation for that calendar day at a rate of 5.40% per annum. The coupon payment on each coupon payment date will be equal to:

The total of [(i) (accrual period × bond allocation for that accrual period) × (ii) 5.40% × (iii) 1/360] added together for each accrual period within the corresponding observation period

Scenario 1: A trigger event does not occur

This scenario assumes that the determination closing price of the underlying shares is greater than or equal to trigger 1 on each trading day. The payment at maturity would reflect a repayment of a portion of the stated principal amount corresponding to the 60% bond allocation (i.e., $600) and exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price. At maturity, investors will receive $600 + [$400 + ($400 × initial share percent change)]. Therefore, if the final share price is greater than or equal to the initial share price, investors will receive a positive return at maturity. If the final share price is less than the initial share price, the payment at maturity may be less than the stated principal amount of the securities.

Scenario 2: Trigger event 1 occurs but trigger events 2 and 3 do not occur

This scenario assumes that the determination closing price of the underlying shares is less than trigger 1 on at least one trading day and is greater than or equal to trigger 2 on each trading day. The payment at maturity would reflect a repayment of a portion of the stated principal amount corresponding to the 40% bond allocation (i.e., $400), exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price. At maturity, investors will receive $400 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)]. Therefore, if the final share price is greater than or equal to the initial share price, investors will receive a positive return at maturity. If the final share price is less than the initial share price, the payment at maturity may be less than the stated principal amount of the securities.

July 2024 Page 5

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Scenario 3: Trigger events 1 and 2 occur but trigger event 3 does not occur

This scenario assumes that the determination closing price of the underlying shares is less than trigger 1 and trigger 2 on at least one trading day and is greater than or equal to trigger 3 on each trading day. The payment at maturity would reflect a repayment of a portion of the stated principal amount corresponding to the 20% bond allocation (i.e., $200), exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 2 to the final share price. At maturity, investors will receive $200 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)]. Therefore, if the final share price is greater than or equal to the initial share price, investors will receive a positive return at maturity. If the final share price is less than the initial share price, the payment at maturity may be less than the stated principal amount of the securities.

Scenario 4: Trigger events 1, 2 and 3 occur

This scenario assumes that the determination closing price of the underlying shares is less than trigger 3 on at least one trading day. The payment at maturity would reflect no exposure to the bond allocation, exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 2 to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 3 to the final share price. At maturity, investors will receive [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)] + [$200 + ($200 × trigger 3 share percent change)]. Therefore, if the final share price is greater than or equal to the initial share price, investors will receive a positive return at maturity. If the final share price is less than the initial share price, the payment at maturity may be less, and may be significantly less, than the stated principal amount of the securities.

July 2024 Page 6

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Invesco QQQ TrustSM Summary

Invesco QQQ TrustSM, Series 1 is an exchange-traded fund managed by Invesco Capital Management LLC, which seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Nasdaq-100 Index®. Effective June 4, 2018, the name of the Fund was changed from PowerShares QQQ TrustSM, Series 1 to its current name, and effective on or about June 4, 2018, the name of the sponsor of Invesco QQQ TrustSM, Series 1 was changed to Invesco Capital Management LLC. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by Invesco Capital Management LLC pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-61001 and 811-08947, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the Invesco QQQ TrustSM is accurate or complete.

Information as of market close on July 22, 2024:

Bloomberg Ticker Symbol:	QQQ UQ
Current Share Price:	$482.32
52 Weeks Ago:	$376.23
52 Week High (on 7/10/2024):	$502.96
52 Week Low (on 10/26/2023):	$343.66

This document relates only to the securities referenced hereby and does not relate to the underlying shares. We have derived all disclosures contained in this document regarding Invesco Capital Management LLC from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Invesco Capital Management LLC. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Invesco Capital Management LLC is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Invesco Capital Management LLC could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Invesco Capital Management LLC. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Invesco Capital Management LLC, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of Invesco Capital Management LLC as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

The securities are not sponsored, endorsed, sold, or promoted by Invesco Capital Management LLC. Invesco Capital Management LLC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. Invesco Capital Management LLC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Nasdaq-100 Index®. The Nasdaq-100 Index®, which is calculated, maintained and published by Nasdaq, Inc., is a modified capitalization-weighted index of 100 of the largest and most actively traded equity securities of non-financial companies listed on The Nasdaq Stock Market LLC (the “Nasdaq”). The Nasdaq-100 Index® includes companies across a variety of major industry groups. At any moment in time, the value of the Nasdaq-100 Index® equals the aggregate value of the then-current Nasdaq-100 Index® share weights of each of the Nasdaq-100 Index® component securities, which are based on the total shares outstanding of each such Nasdaq-100 Index® component security, multiplied by each such security’s respective last sale price on the Nasdaq (which may be the official closing price published by the Nasdaq), and divided by a scaling factor, which becomes the basis for the reported Nasdaq-100 Index® value. The Nasdaq-100 Index® is described in “Nasdaq-100 Index®” in the accompanying index supplement.

July 2024 Page 7

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

Hypothetical Examples

The following hypothetical examples illustrate how to calculate the coupon payments and payment at maturity on the securities. The following examples are for illustrative purposes only. The actual initial share price, trigger 1, trigger 2 and trigger 3 are set forth on the cover of this document. All payments on the securities are subject to our credit risk. The numbers in the hypothetical examples may be rounded for ease of analysis. The below examples are based on the following terms:

Hypothetical Initial Share Price:	$400
Coupon Payment:

For each observation period, a coupon will accrue on each calendar day on the bond allocation for that calendar day at a rate of 5.40% per annum. The coupon payment on each coupon payment date will be equal to:

The total of [(i) (accrual period × bond allocation for that accrual period) × (ii) 5.40% × (iii) 1/360] added together for each accrual period within the corresponding observation period

Payment at Maturity (in addition to the final coupon payment):

If a trigger event HAS NOT occurred on any trading day from but excluding the pricing date to and including the valuation date:

$600 + [$400 + ($400 × initial share percent change)].

If trigger event 1 has occurred but trigger events 2 and 3 have not occurred on any trading day from but excluding the pricing date to and including the valuation date:

$400 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)]

If trigger events 1 and 2 have occurred but trigger event 3 has not occurred on any trading day from but excluding the pricing date to and including the valuation date:

$200 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)]

If trigger events 1, 2 and 3 have occurred on any trading day from but excluding the pricing date to and including the valuation date:

[$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)] + [$200 + ($200 × trigger 3 share percent change)]

Stated Principal Amount:	$1,000
Hypothetical Trigger 1:	$380, which is 95% of the hypothetical initial share price
Hypothetical Trigger 2:	$360, which is 90% of the hypothetical initial share price
Hypothetical Trigger 3:	$340, which is 85% of the hypothetical initial share price

Example 1: A trigger event HAS NOT occurred and the final share price of the underlying shares increases by 50% from its initial share price.

Coupon payments:

In example 1, the determination closing price of the underlying shares is at or above trigger 1 on each trading day during the term of the securities. Therefore, a trigger event has not occurred and the bond allocation remains at 60% throughout the term of the securities. A coupon would accrue on 60% of the stated principal amount.

Investors receive a coupon payment on each quarterly coupon payment date and the maturity date equal to the sum of the accrued coupons for each calendar day from and including the previous observation period end-date (or in the case of the first coupon payment, the pricing date) to but excluding the corresponding observation period end-date. In this example, investors receive the maximum possible coupon payment on each quarterly coupon payment date.

Payment at maturity (in addition to the final coupon payment):

Final share price		$600
Initial share percent change		($600 - $400) / $400 = 50%
Payment at maturity	=	$600 + [$400 + ($400 × initial share percent change)]
	=	$600 + [$400 + ($400 × 50%)]
	=	$1,200

In example 1, the final share price of the underlying shares has increased from its initial share price by 50%. Because no trigger event has occurred the bond allocation at maturity would be 60% and the equity allocation would be 40%. The payment at maturity would

July 2024 Page 8

Morgan Stanley Finance LLC

Securities due July 23, 2026 Linked to the Invesco QQQ TrustSM
Principal at Risk Securities

reflect a repayment of a portion of the stated principal amount corresponding to the 60% bond allocation (i.e., $600) and exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price. Accordingly, although the underlying shares have appreciated by 50%, investors receive $1,200 at maturity (excluding the final coupon payment).

Example 2: Trigger event 1 HAS occurred but trigger events 2 and 3 HAVE NOT occurred. The final share price of the underlying shares decreases by 8% from its initial share price.

Coupon payments:

In example 2, the determination closing price of the underlying shares is at or above trigger 1 on each trading day until the first observation period end-date. During this first period, the bond allocation is 60%, and a coupon accrues on 60% of the stated principal amount. Trigger event 1 then occurs on the first observation period end-date, and the bond allocation is reduced to 40% and remains at 40% for the remainder of the term of the securities. For the remainder of the term of the securities, a coupon accrues on 40% of the stated principal amount.

On the first coupon payment date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the pricing date to but excluding the first observation period end-date. The coupon accrues on 60% of the stated principal amount for this coupon payment.

On each following coupon payment date and the maturity date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the previous observation period end-date to but excluding the corresponding observation period end-date. The coupon accrues on 40% of the stated principal amount for each coupon payment.

Payment at maturity (in addition to the final coupon payment):

Final share price		$368
Initial share percent change		($368 - $400) / $400 = -8%
Trigger 1 share percent change		($368 - $380) / $380 = -3.16%
Payment at maturity	=	$400 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)]
	=	$400 + [$400 + ($400 × -8%)] + [$200 + ($200 × -3.16%)]
	=	$961.68

In example 2, the final share price of the underlying shares has decreased from its initial share price by 8%. Because trigger event 1 has occurred but trigger events 2 and 3 have not occurred, the bond allocation at maturity would be 40% and the equity allocation would be 60%. The payment at maturity would reflect a repayment of a portion of the stated principal amount corresponding to the 40% bond allocation (i.e., $400), exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price. Accordingly, investors receive $961.68 at maturity (excluding the final coupon payment).

Example 3: Trigger events 1 and 2 HAVE occurred but trigger event 3 HAS NOT occurred. The final share price of the underlying shares increases by 20% from its initial share price.

Coupon payments:

In example 3, the determination closing price of the underlying shares is at or above trigger 1 on each trading day for the first month of the term of the securities. The bond allocation is 60% for this first month, and during this period, a coupon accrues on 60% of the stated principal amount. Trigger event 1 then occurs on the following trading day, and the bond allocation is reduced to 40% and remains at 40% until the first coupon payment date. During this 2-month period a coupon accrues on 40% of the stated principal amount. Trigger event 2 then occurs on the first observation period end-date and the bond allocation is reduced to 20% for the remainder of the term of the securities. On each calendar day after the first observation period end-date, a coupon accrues on 20% of the stated principal amount.

On the first coupon payment date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the pricing date to but excluding the first observation period end-date. The coupon for the first month would accrue on 60% of the stated principal amount and decrease to 40% for the rest of the observation period.

On each following coupon payment date and the maturity date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the previous observation period end-date to but excluding the corresponding observation period end-date. The coupon accrues on 20% of the stated principal amount for each coupon payment.

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Payment at maturity (in addition to the final coupon payment):

Final share price		$480
Initial share percent change		($480 - $400) / $400 = 20%
Trigger 1 share percent change		($480 - $380) / $380 = 26.32%
Trigger 2 share percent change		($480 - $360) / $360 = 33.33%
Payment at maturity	=	$200 + [$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)]
	=	$200 + [$400 + ($400 × 20%)] + [$200 + ($200 × 26.32%)] + [$200 + ($200 × 33.33%)]
	=	$1,199.31

In example 3, the final share price of the underlying shares has increased from its initial share price by 20%. Because trigger events 1 and 2 have occurred but trigger event 3 has not occurred, the bond allocation at maturity would be 20% and the equity allocation would be 80%. The payment at maturity would reflect a repayment of a portion of the stated principal amount corresponding to the 20% bond allocation (i.e., $200), exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 2 to the final share price. Accordingly, investors receive $1,199.31 at maturity (excluding the final coupon payment).

Example 4: Trigger events 1, 2 and 3 HAVE occurred. The determination closing price of the underlying shares decreases by 50% from its initial share price to its final share price.

Coupon payments:

In example 4, the determination closing price of the underlying shares is at or above trigger 1 on each trading day until the first observation period end-date. During this first period, the bond allocation is 60%, and a coupon accrues on 60% of the stated principal amount. Trigger event 1 then occurs on the first observation period end-date, and the bond allocation is reduced to 40% and remains at 40% until the second observation period end-date. For the second observation period, a coupon accrues on 40% of the stated principal amount. Trigger events 2 and 3 then occur on the second observation period end-date and the bond allocation is reduced to 0% for the remainder of the term of the securities. No coupon accrues on the securities after the second observation period end-date.

On the first coupon payment date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the pricing date to but excluding the first observation period end-date. The coupon accrues on 60% of the stated principal amount for this coupon payment.

On the second coupon payment date, investors receive a coupon payment equal to the sum of the accrued coupons for each calendar day from and including the first observation period end-date to but excluding the second observation period end-date. The coupon accrues on 40% of the stated principal amount for each coupon payment.

On each following coupon payment date and the maturity date, investors would not receive any coupon payment, as the bond allocation was 0% for each trading day.

Payment at maturity (in addition to the final coupon payment):

Final share price		$200
Initial share percent change		($200 - $400) / $400 = -50%
Trigger 1 share percent change		($200 - $380) / $380 = -47.37%
Trigger 2 share percent change		($200 - $360) / $360 = -44.44%
Trigger 3 share percent change		($200 - $340) / $340 = -41.18%
Payment at maturity	=	[$400 + ($400 × initial share percent change)] + [$200 + ($200 × trigger 1 share percent change)] + [$200 + ($200 × trigger 2 share percent change)] + [$200 + ($200 × trigger 3 share percent change)]
	=	[$400 + ($400 × -50%)] + [$200 + ($200 × -47.37%)] + [$200 + ($200 × -44.44%)] + [$200 + ($200 × -41.18%)]
	=	$534.02

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Principal at Risk Securities

In example 4, the final share price of the underlying shares has decreased from its initial share price by 50%. Because trigger events 1, 2 and 3 have occurred, the bond allocation at maturity would be 0% and the equity allocation would be 100%. The payment at maturity would reflect no exposure to the bond allocation, exposure of 40% of the stated principal amount (i.e., $400) to the performance of the underlying shares from the initial share price to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 1 to the final share price, exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 2 to the final share price and exposure of 20% of the stated principal amount (i.e., $200) to the performance of the underlying shares from trigger 3 to the final share price. Accordingly, investors receive $534.02 at maturity (excluding the final coupon payment), representing a loss of a significant portion of their investment.

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Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying index supplement and prospectus. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not guarantee the return of any of the principal amount at maturity. If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that may be less than the $1,000 stated principal amount of each security. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.

￭The securities do not provide for regular interest payments. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. The securities will accrue a coupon only if the determination closing price of the underlying shares is at or above 85% of the initial share price, which we refer to as trigger 3, on each trading day. If, on the other hand, the determination closing price of the underlying shares is lower than trigger 3 on any trading day, no coupon will accrue on that trading day or any subsequent trading day. Moreover, the coupon will accrue daily on only the bond allocation portion, which will initially be 60% of the stated principal amount and may be reduced. If you do not earn sufficient coupons over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

￭The “buy the dip” strategy reflected in the terms of the securities may not be successful. The securities are intended to represent a “buy the dip” strategy with respect to the underlying shares. The securities progressively increase exposure to the underlying shares as the determination closing price of the underlying shares decreases from the initial share price. The “buy the dip” strategy is premised on the idea that the underlying shares may be overvalued at the initial share price and seeks to enhance returns relative to an investment at the initial share price by increasing exposure to the underlying shares only once they have declined from the initial share price, with a greater decline resulting in greater exposure to the underlying shares. The securities are for investors who believe the underlying shares will depreciate below one or more trigger levels earlier in the term of the securities, but then appreciate significantly from those values by the final valuation date. If the underlying shares do not depreciate below one or more trigger levels at any point during the securities but rather generally appreciate during the term of the securities, the securities will likely significantly underperform a direct investment in the underlying shares. No assurance can be given that the “buy the dip” strategy on which the securities are based will be successful.

￭The amount payable at maturity on the securities is not linked to the value of the underlying shares at any time other than the valuation date. The final share price will be based on the closing price on the valuation date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the underlying shares appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying shares prior to such drop. Although the actual value of the underlying shares on the stated maturity date or at other times during the term of the securities may be higher than the closing price on the valuation date, the payment at maturity will be based solely on the closing price on the valuation date.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying shares on any day will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

owhether one or more trigger events have occurred,

othe volatility (frequency and magnitude of changes in value) of the underlying shares and of the stocks composing the share underlying index,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying shares or securities markets generally and which may affect the value of the underlying shares, odividend rates on the securities underlying the share underlying index,

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othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlying shares and changes in the constituent stocks of the share underlying index,

othe occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In particular, if the underlying shares has closed near or below any of the triggers, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security.

You cannot predict the future performance of the underlying shares based on its historical performance. The determination closing price of the underlying shares may decrease. There can be no assurance that the final share price of the underlying shares will increase so that you do not suffer a loss on your initial investment in the securities. See “Invesco QQQ TrustSM Historical Performance” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities on each coupon payment date and at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the share underlying index. Investing in the securities is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price

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reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying shares, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying shares and the share underlying index), including trading in the underlying shares. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares and the share underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price of the underlying shares, and, therefore, could increase the level at or above which the underlying shares must close on the valuation date so that you are not exposed to the negative performance of the underlying shares at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying shares on the valuation date, and, accordingly, the payout to you at maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial share price, the final share price, whether a market disruption event has occurred, the payment that you will receive at maturity and whether to make any adjustments to the adjustment factor. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the closing price of the underlying shares in the event of a market disruption event. These potentially subjective determinations may affect the payout to you at maturity. For further information regarding these types of determinations, see “Additional Information About the Securities—Additional Provisions—Calculation agent,” “—Market disruption event,” “—Postponement of the valuation date,” “—Discontinuance of the underlying shares and/or the share underlying index; alteration of method of calculation” and “—Alternate exchange calculation in case of an event of default,” below. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the securities are uncertain.

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Please read the discussion under “Additional Information—Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations. As discussed under “Additional Information—Tax considerations” in this document, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the securities) and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax consequences of an investment in the securities, possibly retroactively.

Non-U.S. Holders (as defined below) should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Shares

￭Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the securities. The investment advisor to the underlying shares (Invesco Capital Management LLC) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the share underlying index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher the share underlying index is responsible for calculating and maintaining the share underlying index. The publisher may add, delete or substitute the securities constituting the share underlying index or make other methodological changes that could change the value of the share underlying index, and, consequently, the price of the underlying shares and the value of the securities. The publisher of the share underlying index may discontinue or suspend calculation or publication of the share underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the underlying shares, and consequently, the value of the securities.

￭The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The Fund does not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index.  In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the

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performances of the underlying shares and the share underlying index.  Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of shares of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the shares of the underlying shares and, therefore, the value of the securities.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the securities.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares’ shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the Invesco QQQ TrustSM. MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares of the Invesco QQQ TrustSM. However, the calculation agent will not make an adjustment for every event that could affect the shares of the Invesco QQQ TrustSM. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected.

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Invesco QQQ TrustSM Historical Performance

The following graph sets forth the daily closing prices of the underlying shares for the period from January 1, 2019 through July 22, 2024. The related table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the underlying shares for each quarter from January 1, 2019 through July 22, 2024. The closing price of the underlying shares on July 22, 2024 was $482.32. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

Shares of the Invesco QQQ TrustSM Daily Closing Prices January 1, 2019 to July 22, 2024

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Invesco QQQ TrustSM (CUSIP 46090E103)	High ($)	Low ($)	Period End ($)
2019
First Quarter	182.57	149.82	179.66
Second Quarter	191.11	170.12	186.74
Third Quarter	195.29	180.73	188.81
Fourth Quarter	213.79	184.05	212.61
2020
First Quarter	236.98	169.30	190.40
Second Quarter	248.84	182.31	247.60
Third Quarter	302.76	250.49	277.84
Fourth Quarter	313.74	269.38	313.74
2021
First Quarter	336.45	299.94	319.13
Second Quarter	354.99	316.89	354.43
Third Quarter	382.11	354.57	357.96
Fourth Quarter	403.99	352.62	397.85
2022
First Quarter	401.68	318.17	362.54
Second Quarter	369.30	271.39	280.28
Third Quarter	333.06	267.26	267.26
Fourth Quarter	293.72	260.10	266.28
2023
First Quarter	320.93	261.58	320.93
Second Quarter	370.26	309.99	369.42
Third Quarter	385.74	354.21	358.27
Fourth Quarter	411.50	343.66	409.52
2024
First Quarter	446.38	396.28	444.01
Second Quarter	485.21	414.65	479.11
Third Quarter (through July 22, 2024)	502.96	475.24	482.32

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this pricing supplement.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement, index supplement or prospectus, the terms described herein shall control.
Interest period:

The quarterly period from and including the original pricing date (in the case of the first interest period) or the previously scheduled coupon payment date, as applicable, to but excluding the following scheduled coupon payment date, with no adjustment for any postponement thereof.

Share underlying index:	Nasdaq-100 Index®
Share underlying index publisher:	Nasdaq, Inc., or any successor thereof
Denominations:	$1,000 per security and integral multiples thereof
Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:	One business day prior to the related scheduled coupon payment date; provided that any coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.
Postponement of the valuation date:

If the scheduled valuation date is not a trading day or if there is a market disruption event on such day, the valuation date shall be the immediately succeeding trading day on which no market disruption event will have occurred; provided that the closing price for the underlying shares will not be determined on a date later than the fifth scheduled trading day after the valuation date and if such date is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing price of the underlying shares on such fifth trading day based on the mean, as determined by the calculation agent, of the bid prices for the underlying shares for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Postponement of coupon payment dates (including the maturity date):

If any scheduled coupon payment date is not a business day, that coupon shall be paid on the next succeeding business day; provided that the final coupon shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the maturity date, the maturity date shall be postponed to the second business day following the valuation date as postponed. In any of these cases, no adjustment shall be made to any payment made on that postponed date.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Trading day:

A day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, The Nasdaq Stock Market LLC (the “Nasdaq”), the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Closing price:

Subject to the provisions set out under “Discontinuance of the underlying shares and/or the share underlying index; alteration of method of calculation” below, the closing price for one share of the underlying shares (or one unit of any other security for which a closing price must be determined) on any trading day means:

(i)if the underlying shares (or any such other security) are listed on a national securities exchange (other than the Nasdaq), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended, on which the underlying shares (or any such other security) are listed,

(ii)if the underlying shares (or any such other security) are securities of the Nasdaq, the official closing price of the underlying shares published by the Nasdaq on such day, or

(iii)if the underlying shares (or any such other security) are not listed on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day for the underlying shares.

If the underlying shares (or any such other security) are listed on any national securities exchange but the

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last reported sale price or the official closing price published by such exchange, or by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the underlying shares (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to the underlying shares (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for the underlying shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for the underlying shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, such closing price will be determined by the calculation agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “Discontinuance of the underlying shares and/or the share underlying index; alteration of method of calculation” below.

Market disruption event:

With respect to the underlying shares, market disruption event means:

(i) the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of the underlying shares on the primary market for the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying shares as a result of which the reported trading prices for the underlying shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the underlying shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the calculation agent in its sole discretion; or

(b) a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the share underlying index for the underlying shares on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s), in each case as determined by the calculation agent in its sole discretion; or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the share underlying index or the underlying shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to the underlying shares, if trading in a security included in the share underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the share underlying index will be based on a comparison of (x) the portion of the level of the share underlying index attributable to that security relative to (y) the overall level of the share underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred with respect to the underlying shares: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the underlying shares or in the futures or options contract related to the share underlying index or the underlying shares will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the share underlying index or the underlying shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the share underlying index or the underlying shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the

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share underlying index or the underlying shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances. Regarding any permanent discontinuance of trading in the underlying shares, see “Discontinuance of the underlying shares and/or the share underlying index; alteration of method of calculation” below.

Discontinuance of the underlying shares and/or the share underlying index; alteration of method of calculation:

If trading in the underlying shares on every applicable national securities exchange, on the OTC Bulletin Board and in the over-the-counter market is permanently discontinued or the Invesco QQQ TrustSM is liquidated or otherwise terminated (a “discontinuance or liquidation event”), the closing price of the underlying shares on any trading day following the discontinuance or liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the share underlying index for the underlying shares (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the share underlying index following such discontinuance or liquidation event) and (ii) a fraction, the numerator of which is the closing price of the underlying shares and the denominator of which is the closing value of the share underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the discontinuance or liquidation event on which a closing price was available.

If, subsequent to a discontinuance or liquidation event, the share underlying index publisher discontinues publication of the share underlying index and the share underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued the share underlying index (such index being referred to herein as a “successor index”), then any subsequent closing price for the underlying shares on any trading day following a discontinuance or liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day, and, to the extent the value of the successor index differs from the value of the share underlying index at the time of such substitution, proportionate adjustments shall be made by the calculation agent for purposes of calculating payments on the securities.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of the securities, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If, subsequent to a discontinuance or liquidation event, the share underlying index publisher discontinues publication of the share underlying index prior to, and such discontinuance is continuing on, the valuation date, and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price for the underlying shares for such date. Such closing price will be computed by the calculation agent in accordance with the formula for and method of calculating the share underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance.

Antidilution adjustments:

The adjustment factor with respect to the underlying shares shall be adjusted as follows:

If the underlying shares are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for the underlying shares will be adjusted by the calculation agent to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying shares.

No adjustment to the adjustment factor pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect. Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to the adjustment factor or method of calculating the adjustment factor and of any related determinations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Alternate exchange calculation in case of an event of default:

If an event of default with respect to the securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the securities. That cost will equal:

●the lowest amount that a qualified financial institution would charge to effect this assumption

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or undertaking, plus

●the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the securities in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the securities, which we describe below, the holders of the securities and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

●no quotation of the kind referred to above is obtained, or

●every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the valuation date, then the Acceleration Amount will equal the principal amount of the securities.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

●A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

●P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Trustee:	The Bank of New York Mellon, a New York banking corporation
Calculation agent:

The calculation agent for the securities will be MS & Co. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the coupon and the payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the securities shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the securities, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you

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will receive on each coupon payment date and at maturity or whether a market disruption event has occurred. See “Market disruption event” and “Discontinuance of the underlying shares; alteration of method of calculation” below. MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Issuer notices to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the valuation date as postponed.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered as coupon with respect to the securities on or prior to 10:30 a.m. (New York City time) on the business day preceding each coupon payment date, and (ii) deliver the aggregate cash amount due with respect to the applicable interest to the trustee for delivery to the depositary, as holder of the securities, on the applicable coupon payment date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered with respect to the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date and (ii) deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Book entry security or certificated security:

Book entry. The securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary. The depositary’s nominee will be the only registered holder of the securities. Your beneficial interest in the securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary. In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the securities, for distribution to participants in accordance with the depositary’s procedures. For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the securities. This discussion applies only to investors in the securities who:

•purchase the securities in the original offering; and

•hold the securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•certain financial institutions;

•insurance companies;

•dealers and certain traders in securities or commodities;

•investors holding the securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•regulated investment companies;

•real estate investment trusts; or

•tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

In addition, we will not attempt to ascertain whether the issuer of the shares to which a security relates (the “Underlying Issuer”) is treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. If the Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply, to a Non-U.S. Holder (as defined below) in the case of a USRPHC, upon the sale, exchange or settlement of the securities. You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the Underlying Issuer and the issuers of shares held by the Underlying Issuer and consult your tax adviser regarding the possible consequences to you if the Underlying Issuer is or becomes a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. The effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income. Moreover, the

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discussion below does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities). Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•a citizen or individual resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Coupon Payments. Any coupon payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated in the same manner as a coupon payment. Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any such gain or loss recognized should be short-term capital gain or loss if the U.S. Holder has held the securities for one year or less at the time of the sale, exchange or settlement, and should be long-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Potential Application of the Constructive Ownership Rule. Because the securities are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Code. If this

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treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (the “Recharacterized Gain”), in which case an interest charge will be imposed. The amount of Recharacterized Gain (if any) that would be treated as ordinary income in respect of a security will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of a security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code). Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.” Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. Other alternative federal income tax treatments of the securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the securities. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and potential changes in applicable law.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the securities and the payment of proceeds from a sale, exchange or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•an individual who is classified as a nonresident alien;

•a foreign corporation; or

•a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•a holder who is an individual present in the United States for 183 days or more in the

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taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•certain former citizens or residents of the United States; or

•a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. In addition, as discussed above, if the Underlying Issuer were treated as a USRPHC, certain adverse U.S. federal income tax consequences might apply to a non-U.S. investor upon the sale, exchange or settlement of the securities. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments,

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unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. Under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). While the treatment of the securities is unclear, you should assume that any coupon payment with respect to the securities will be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the share underlying index, in futures and/or options contracts on the underlying shares or any component stocks of the underlying shares listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial share price of the underlying shares, and, as a result, increase the level at or above which the underlying shares must close on the valuation date in order for you to avoid being exposed to the negative performance of the underlying shares at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the value of the underlying shares on the valuation date, and, accordingly, the payment to you at maturity.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a sales commission of up to $5 for each security they sell. In addition, selected dealers will receive a structuring fee of $1 for each security from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities, for its own account. The agent must close out any naked short position by purchasing the securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities or the securities underlying the underlying shares in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market levels or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement

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and “Use of Proceeds and Hedging” above.
Validity of the securities:

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2024, which is Exhibit 5-a to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 26, 2024.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying prospectus supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 16, 2023

Index Supplement dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.

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